Exhibit 10.21

SECOND AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 19th day of January, 2021, by and between (a) SILICON VALLEY BANK, a California corporation (“Bank”), (b) ZUORA, INC., a Delaware corporation (“Zuora”), (c) ZUORA SERVICES, LLC, a Delaware limited liability company (“Services”), and (d) LEEYO SOFTWARE, INC., a Delaware corporation (“Leeyo”, together with Zuora and Services, are referred to herein, each and together, jointly and severally, as “Borrower”).
RECITALS
A.    Bank and Borrower have entered into that certain Loan and Security Agreement dated as of June 14, 2017, as amended by that certain First Amendment to Loan and Security Agreement dated as of October 11, 2018, by and between Bank and Borrower (the “First Amendment”) (as the same has been and may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).
B.    Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.
C.    Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.
D.    Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.
AGREEMENT
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.Amendments to Loan Agreement.
2.1    Section 2.6 (Fees). Section 2.6(b) is hereby amended and restated as follows:

“ (b) [Reserved];”

2.2    Section 3.1 (Conditions Precedent to Initial Credit Extension). Section 3.1(g) is hereby amended and restated as follows:

“ (g) [Reserved];”

2.3    Section 5.4 (Litigation). Section 5.4 is hereby amended and restated as follows:

“    5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Change.”

2.4    Section 5.9 (Tax Returns and Payments; Pension Contributions). Section 5.9 is hereby amended and restated as follows:
“     5.9    Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, (b) for such taxes, assessments, deposits and contributions disclosed in the Perfection Certificate delivered on the Effective Date, or (c) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Three Million Dollars ($3,000,000.00).
    Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Borrower in excess of Two Million Dollars ($2,000,000.00), except as disclosed in the Perfection Certificate, and as any and all such taxes may be deferred by law, including according to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.”
2.5    Section 6.1 (Government Compliance). Section 6.1(a) is hereby amended and restated as follows:
“    (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, where the failure to so comply would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Notwithstanding the foregoing, (i) Borrower’s Subsidiaries may wind-up and dissolve to the extent that Borrower determines that it is reasonable to do so and any remaining assets from such Subsidiaries are transferred to Borrower or another Subsidiary in accordance with applicable law; provided however, in the event that any such Subsidiary is a Borrower or Guarantor, then the remaining assets of such Subsidiary shall be transferred to another Borrower or Guarantor, and (ii) nothing herein shall prohibit transactions permitted under Section 7.3.”

2.6    Section 6.2 (Financial Statements, Reports, Certificates). Section 6.2(g) is hereby amended and restated as follows:
“    (g) prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Three Million Five Hundred Thousand Dollars ($3,500,000.00) or more; and”
2.7    Section 6.7 (Insurance). Section 6.7(a) is hereby amended and restated as follows:
“    (a)    Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location with financially sound and reputable insurance companies that are not Affiliates of Borrower.  All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.”
2.8    Section 6.8 (Accounts). Section 6.8(b) is hereby amended and restated as follows:
“    (b)    In addition to and without limiting the restrictions in (a), Borrower shall provide Bank written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. Notwithstanding the foregoing, the provisions of the previous sentence shall not apply to (i) deposit accounts if the aggregate amount maintained therein does not at any time exceed Two Million Dollars ($2,000,000.00) in the aggregate for all such accounts, and (ii) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and, in each case of clauses (i) and (ii), identified to Bank by Borrower.”
2.9    Section 6.10 (Protection and Registration of Intellectual Property Rights). Section 6.10 is hereby amended and restated as follows:
“    6.10    Protection and Registration of Intellectual Property Rights. Use all commercially reasonable efforts to protect, defend and maintain the validity and enforceability of Intellectual Property material to the operation of Borrower’s business.”
2.10    Section 6.13 (Formation or Acquisition of Subsidiaries). Section 6.13 is hereby amended and restated as follows:
“    6.13    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary (other than an Immaterial Subsidiary) or acquires any direct or indirect Subsidiary (other than an

Immaterial Subsidiary) after the Effective Date (including, without limitation, pursuant to a Division), or if any Immaterial Subsidiary no longer qualifies as such, Borrower and such Guarantor shall (a) cause such Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to Bank; provided, that with respect to any such Subsidiary that is a Foreign Subsidiary, in the event that Borrower and Bank mutually agree that (i) the grant of a continuing pledge and security interest in and to the assets of such Foreign Subsidiary, (ii) the guaranty of the Obligations of the Borrower by such Foreign Subsidiary and/or (iii) the pledge by Borrower of a perfected security interest in one hundred percent (100%) of the stock, units or other evidence of ownership of such Foreign Subsidiary, would reasonably be expected to have a material adverse tax effect on the Borrower, then the Borrower shall only be required to grant and pledge to Bank a perfected security interest in up to sixty-five percent (65%) of the stock, units or other evidence of ownership of such Foreign Subsidiary; and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel reasonably satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.”
2.11    Section 7.1 (Dispositions). Section 7.1 is hereby amended and restated as follows:
“    7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, fully-depreciated or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (g) other Transfers in an amount not to exceed Two Million Dollars ($2,000,000.00) in any fiscal year.”
2.12    Section 7.2 (Changes in Business, Management, Control, or Business Locations). The second paragraph of Section 7.2 is hereby amended and restated as follows:
“ Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Seven Hundred Fifty Thousand Dollars ($750,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Fifty Thousand Dollars ($150,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Fifty Thousand Dollars ($150,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.”
2.13    Section 7.3 (Mergers or Acquisitions). Section 7.3 is hereby amended and restated as follows:
“    7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division), except for (a) the Acquisition of Leeyo on the Effective Date and (b) Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower. ”

2.14    Section 7.7 (Distributions; Investments). Section 7.7 is hereby amended and restated as follows:
“    7.7    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as (x) an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, and (y) after giving effect to such repurchase, Borrower shall have an Adjusted Quick Ratio of not less than 1.25 to 1.00; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.”
2.15    Section 10 (Notice). Section 10 is amended by deleting the notice information for Bank, and replacing it with the following:
“    If to Borrower:        c/o Zuora, Inc.
                101 Redwood Shores Parkway
                Redwood City, CA 94065
                Attn: Todd McElhatton
                Email: tmcelhatton@zuora.com

If to Bank:        Silicon Valley Bank
2400 Hanover Street

Palo Alto, California 94304
Attn: Alex Grotevant
Email: agrotevant@svb.com

with a copy to:        Morrison & Foerster LLP
200 Clarendon Street
            Boston, Massachusetts 02116
            Attn:    Charles W. Stavros, Esquire
Email:    cstavros@mofo.com”

2.16    Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:
“    “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind. Notwithstanding the foregoing, General Intangibles shall not include any or all Intellectual Property.”

“    “Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.”

“    “Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Final Payment, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.”

“    “Revolving Line Maturity Date” is the date that is forty-eight (48) months from the First Amendment Effective Date.”

2.17    Section 13 (Definitions). Clause (f) and (g) in the definition of “Permitted Acquisition” are amended and restated as follows:
“    (f)    after giving effect to the consummation of such Acquisition, Borrower shall have an Adjusted Quick Ratio of not less than 1.25 to 1.00;”

“ (g) [Reserved];”

2.18    Section 13 (Definitions). Clause (h) in the definition of “Permitted Indebtedness” is amended and restated as follows:
“ (h)    unsecured Indebtedness of Borrower or any Subsidiary arising from corporate credit cards and merchant services agreement incurred in the ordinary course of business in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000);”

2.19    Section 13 (Definitions). The following definitions are hereby inserted into their appropriate alphabetical position:
“    “Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.”
“ “Immaterial Subsidiary” means any Subsidiary of Borrower or any Guarantor that (A) did not contribute more than 5.0% of the consolidated revenue of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, intercompany revenues) for the most recently ended trailing four (4) quarter period, and (B) did not have assets of 5.0% or more of the total assets of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, intercompany assets) as of the last day of the most recently ended fiscal quarter; provided, if at any time and from time to time after the Effective Date, all Immaterial Subsidiaries in the aggregate (A) contribute more than 15.0% of the consolidated revenue of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, intercompany revenues) for the most recently ended trailing four (4) quarter period or (B) have assets of more than 15.0% of the total assets of Borrower and its Subsidiaries (excluding, for the avoidance of doubt, intercompany assets) as of the last day of the most recently ended fiscal quarter, then Borrower shall, not later than thirty (30) days after the date by which financial statements for such period are required to be delivered pursuant to this Agreement (or such longer period as Bank may agree in its reasonable discretion), (i) designate in writing to Bank that one or more of such Subsidiaries is no longer an Immaterial Subsidiary for purposes of this Agreement to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.13 applicable to such Subsidiaries; and provided, further, that no Subsidiary that owns (or is the licensee of) any Intellectual Property that is material to the business of Borrower and its Subsidiaries shall constitute an “Immaterial Subsidiary”.”

2.20    Section 13 (Definitions). The following terms and their respective definitions are hereby deleted in their entirety from Section 13.1: (a) “Anniversary Fee”; and (b) “IP Agreement”.
2.21    Exhibit A (Collateral Description). The Collateral Description appearing as Exhibit A of the Loan Agreement is amended in its entirety and replaced with the Collateral Description appearing on Schedule 1 hereto. Within ten (10) business days of the effectiveness of this Amendment, Bank agrees to provide Borrower a copy of a filed UCC-3 financing statement with an amended description of Collateral that no longer includes Intellectual Property, as set forth on Schedule 1 hereto.

2.22    Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B of the Loan Agreement is amended in its entirety and replaced with the Compliance Certificate appearing on Schedule 2 hereto.
3.Limitation of Amendments.
3.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.
3.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:
4.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
4.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3    The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect, except as set forth in the Borrowing Certificates provided as of the date of this Amendment;
4.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
4.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.Termination of Intellectual Property Security Agreement. Borrower hereby acknowledges, confirms and agrees that the Intellectual Property Security Agreement dated as of June 14, 2017, as supplemented, between Borrower and Bank shall be terminated as of the date of this Amendment.
6.Updated Perfection Certificate. Borrower has delivered an updated Perfection Certificate in connection with this Amendment (the “Updated Perfection Certificate”) dated as of the date hereof, which Updated Perfection Certificate shall supersede in all respects that certain Perfection Certificate dated as of June 14, 2017. Bank and Borrower hereby agree that all references in the Loan Agreement to the “Perfection Certificate” shall hereinafter be deemed to be references to the Updated Perfection Certificate, as defined herein.
7.Post-Closing Conditions. Within forty-five (45) days of the date hereof, Borrower shall use commercially reasonable efforts to cause the landlord to execute and deliver a Landlord Consent in favor of Bank with respect to Borrower’s leased location at 101 Redwood Shores Parkway, Redwood City, California 94065.
8.Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
9.Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
10.Effectiveness. This Amendment shall be deemed effective upon
(a)the due execution and delivery to Bank of this Amendment by each party hereto;
(b)Borrower’s payment to Bank of (i) a fully earned, non-refundable commitment fee in an amount equal to Thirty Thousand Dollars ($30,000), and (ii) Bank’ s legal fees and expenses not to exceed Thirty Thousand Dollars ($30,000.00) incurred in connection with this Amendment;
(c)the Operating Documents (if modified since last delivered to Bank) and good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to date hereof; and
(d)a secretary’s certificate of Borrower with respect to such Borrower’s Operating Documents and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BORROWER:

ZUORA, INC.

By /s/ Todd McElhatton
Name: Todd McElhatton
Title: Chief Financial Officer

LEEYO SOFTWARE, INC.

By /s/ Todd McElhatton
Name: Todd McElhatton
Title: President

ZUORA SERVICES, LLC

By /s/ Todd McElhatton
Name: Todd McElhatton
Title: President

BANK:

SILICON VALLEY BANK

By /s/ Alex Grotevant
Name: Alex Grotevant
Title: Vice President
[Signature Page to Second Amendment to Loan and Security Agreement]